UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2013

PHARMACYCLICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26658	94-3148201
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

995 E. Arques Avenue, Sunnyvale, California		94085-4521
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 774-0330

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 16, 2013, Manmeet Soni, Pharmacyclics, Inc.’s (the “Company”) Vice President, Corporate Controller, was promoted to Senior Vice President, Finance, and will serve as the Company’s Principal Financial Officer, Principal Accounting Officer and Treasurer.  In connection with such promotion, the Company increased Mr. Soni’s salary to $300,000 per annum and issued him options to purchase 20,000 shares of the Company’s common stock, with an exercise price of $106.75, subject to performance criteria and a term of four (4) years.

           Mr. Soni, age 35, joined the Company in September 2012 as Corporate Controller and Executive Director of Finance and was appointed Vice President, Corporate Controller in February 2013. Mr. Soni is responsible for all Accounting, Treasury, Tax and SEC reporting functions in the Company. Previously, Mr. Soni worked at ZELTIQ Aesthetics Inc. from January 2012 to September 2012 where he served as a controller, Senior Director of Finance responsible for accounting, SEC and treasury functions. Prior to ZELTIQ, Mr. Soni worked with PricewaterhouseCoopers (PwC) from June 2007 to January 2012. Most recently he worked as Senior Manager in the Life Science and Venture Capital Group of the PwC San Jose office providing audit and advisory services to various public and privately held companies in the pharmaceutical, biotechnology, software and semiconductor space. He graduated from Hansraj College at Delhi University in India. He is also a Certified Public Accountant, licensed in the state of California and Chartered Accountant from India.

           Effective August 14, 2013, Joshua T. Brumm was dismissed from his position as the Company’s Executive Vice President, Finance.  This action was unrelated to financial reporting or legal matters.  We wish Josh the best in his future endeavors.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

August 20, 2013

PHARMACYCLICS, INC.

By:	/s/ Robert W. Duggan
Name: Robert W. Duggan
Title: Chief Executive Officer